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                                                                    EXHIBIT 99.6
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                                 R WIRELESS INC.
                                 2003 STOCK PLAN

                             ARTICLE I: DEFINITIONS

As used herein, terms have the meaning hereinafter set forth unless the context should clearly indicate the contrary:

 (a) "Board" shall mean the Board of Directors of the Company;

 (b) "Days" shall mean for calculation purposes the days of the week in which the NASD Electronic Bulletin Board conducts and is open for regular trading activity;

 (c) "Company" shall mean R WIRELESS INC., a Georgia corporation;

 (d) "Director" shall mean a member of the Board;

 (e) "Fair Market Value" shall mean the average closing low bid price for the Company's common stock for the previous five (5) trading days ending on the date of grant;

 (f) "Grant" means the issuance of common shares of the Company hereunder to certain named Eligible Plan Participants under such terms and conditions set forth in each Eligible Plan Participants' respective employment or retainer agreement entered into with the Company;

 (g) "Eligible Plan Participant" shall mean any Director, Executive Officer, Employee, Consultant or Legal Advisor which has been confirmed by the Board as eligible to participate under this Plan;

 (i) "Distributee" shall mean an Eligible Plan Participant to whom a Grant hereunder has been made;

 (j) "Plan" shall mean the R WIRELESS INC. 2003 Stock Plan, the terms of which are herein set forth;

 (k) "Stock" shall mean the common stock of the Company or, in the event the outstanding shares of stock are hereafter changed into or exchanged for shares of different stock or securities of the Company or some other corporation, such other stock or securities;

 (l) "Agreement" shall mean the agreement between the Company and a Distributee under which a Distributee may acquire Stock pursuant to the Plan.


                              ARTICLE II: THE PLAN

2.1 NAME. The plan shall be known as the "R WIRELESS INC. 2003 Stock Plan"

2.2 PURPOSE. The purpose of the Plan is to advance the business and development of the Company and its shareholders by distributing common shares of the Company as compensation for the good and valuable consideration of management and consulting services of the Eligible Plan Participants. By doing so, the Company seeks to motivate, retain and attract highly competent, highly motivated Eligible Plan Participants to ensure the success of the Company.

2.3 EFFECTIVE DATE. The Plan shall become effective upon its adoption by the Board of the Company.

2.4 TERMINATION DATE. The Plan shall terminate upon the distribution of the share certificates named in the Plan to each respective Eligible Plan Participant.


                            ARTICLE III: PARTICIPANTS

Only Eligible Plan Participants shall be eligible to be granted consideration under the Plan. The Board may grant Stock to any Eligible Plan Participants in accordance with such determinations as the Board may, from time to time, in its sole discretion make.


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                           ARTICLE IV: ADMINISTRATION

4.1 The Plan shall be administered by the Board of Directors of the Company. Subject to the express provisions of the Plan, the Board of Directors shall have the sole discretion and authority to determine from among eligible persons those to whom and the Stock may be granted and the number of shares of Stock to be subject to each Distributee. Subject to the express provisions of the Plan, the Board of Directors shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations related to it and to determine the details and provisions of each Agreement and to make all other determinations necessary or advisable in the administration of the Plan. The Board of Directors shall also have the authority to modify the provisions therein subject to the agreement of the Distributee.

4.2 RECORDS OF PROCEEDINGS. The Board of Directors shall maintain written minutes of its actions which shall be maintained among the records of the Company.

4.3 COMPANY ASSISTANCE. The Company shall supply full and timely information to the Board of Directors in all matters relating, their status, death, retirement, disability and such other pertinent facts as the Board of Directors may require. The Company shall furnish the Board of Directors with such clerical and other assistance as is necessary in the performance of its duties.


                 ARTICLE V: SHARES OF STOCK SUBJECT TO THE PLAN

5.1 LIMITATION. The number of shares of Stock which may be issued and sold hereunder shall not exceed in the aggregate 6,000000 common shares of the Company.

5.2 STOCK GRANTED UNDER THE PLAN. Shares of stock with respect to which a distribution to Eligible Plan Participants is granted hereunder,

5.3 STOCK TO BE GRANTED. The Board of Directors shall have the discretion to award Stock to individuals as and when deemed appropriate subject to the terms and conditions of the Plan.

5.4 ANTI-DILUTION. In the event the Stock subject to this Plan is changed into or exchanged for a different number or kind of stock or other securities of the Company or of another organization by reason of merger, consolidation or reorganization, recapitalization, reclassification, combination of shares, stock split or stock dividend;

 (a) The aggregate number and kind of shares of Stock subject to the Plan shall be adjusted appropriately;

 (b) Where dissolution or liquidation of the Company or any merger of consolidation in which the Company is not a surviving corporation is involved, the Eligible Plan Participant holding any Stock issued pursuant to the Plan shall have the right immediately prior to such dissolution, liquidation, merger or combination to sell his/her Stock, in whole or in part,.


                       ARTICLE VI: DISTRIBUTION PROVISIONS

6.1 DISTRIBUTIONS. Each Stock granted to Eligible Plan Participant hereunder shall be evidenced by minutes of a meeting of or the written consent of the Board of Directors and by a written Employment and/or Retainer Agreement between the Company and each respective Eligible Plan Participant dated as of the date of grant and executed by the Company and the respective Eligible Plan Participant, which agreement shall set forth such terms and conditions as may be determined by the Board consistent with the Plan.

6.2 COMPENSATION PRICE. The per share price for the Stock subject to each Employment and/or Retainer Agreement shall not be less than one-half (1/2) the fair market value per share on the effective date of grant or such other price as the Board may determine.

6.3 RESTRICTIONS ON FURTHER DISTRIBUTION.

 (a) Further distribution of Stock so granted to Eligible Plan Participants hereunder may be effectuated immediately and without restriction and without prejudice to the duties of the Eligible Plan Participants to the Company during the term of their respective Employment and/or Retainer Agreements.

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 (b) Further distribution of Stock so granted to Eligible Plan Participants hereunder may be effectuated by the Eligible Plan Participants in whole or in part. Eligible Plan Participants may further effectuate any further distribution of their Stock at any time without giving written notice to the Company.

6.4 EFFECT OF DEATH OR OTHER TERMINATION OF EMPLOYMENT.

 (a) If the Eligible Plan Participant's relationship with the Company shall be terminated, with or without cause, or by the act of the Eligible Plan Participant, the right of the Eligible Plan Participant to further distribute his Stock shall not be affected.

6.8 RIGHTS AS A SHAREHOLDER.

 (a) A Distributee or a transferee of Stock under the Plan shall have the same rights as a shareholder of the Company .

 (b) Ownership rights shall vest with the Eligible Plan Participant according to the vesting provision set forth in the Plan.


6.9 REQUIRED FILINGS. An Eligible Plan Participant to whom Stock is granted under the terms of the Plan may be required to file appropriate reports with governmental agencies. As a condition of the receipt of Stock hereunder, Distributees shall agree to make such necessary reports if and when appropriate. The Company shall assist and cooperate with Distributees by providing the necessary information required for compliance of this condition.


                         ARTICLE VII: STOCK CERTIFICATES

7.1 ISSUANCE. The Company shall issue and deliver any certificate for shares of Stock under the Plan to each Eligible Plan Participant immediately.

7.2 TRANSFER RESTRICTIONS. Unless a registration statement covering the shares underlying the Stock is in effect at the time of execution of the Grant, the Board shall instruct the Secretary of the Corporation to impose restrictions of the subsequent transferability of Stock issued pursuant to the Plan. The Stock of the Company to be issued pursuant to the Plan shall have such restrictions prominently displayed as a legend on such certificate.


               ARTICLE VIII: TERMINATION OR AMENDMENT OF THE PLAN

The Board may at any time terminate the plan, and may at any time and from time to time and in any respect amend or modify the Plan. Provided, however, if the Plan has been submitted to and approved by the shareholders of the Company no such action by the Board may be taken without approval of the majority of the shareholders of the Company which: (a) increases the total number of shares of Stock subject to the Plan, except as contemplated in Section 5.4 hereof; (b) changes the manner of determining the Stock price; or (c) withdraws the administration of the Plan from the Administrative Committee.


                             ARTICLE IX: EMPLOYMENT

9.1 EMPLOYMENT. Stock granted pursuant to the Plan shall confer upon the Distributee the status as an employee and/or legal advisor to the Company. Further, nothing in the Plan or any Stock granted hereunder shall in any manner create in any Distributee the right to continue their relationship with the Company or create any vested interest in such relationship after the prescribed term in their respective Agreements comprising the Plan.

9.2 OTHER COMPENSATION PLANS. The adoption of the Plan shall not effect any other stock option, stock distribution, incentive, or other compensation plan in effect for the Company or any of its subsidiaries, nor shall the Plan preclude the Company or any subsidiary thereof from establishing any other forms of incentive or other compensation for employees or non-employee Directors of the Company, or any subsidiary thereof.

9.3 PLAN EFFECT. The Plan shall be binding upon the successors and assigns of the Company.

9.4 TENSE. When used herein nouns in the singular shall include the plural.

9.5 HEADINGS OF SECTIONS ARE NOT PART OF THE PLAN. Headings of articles and sections hereof are inserted for convenience and reference and constitute no part of the Plan.

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